Exhibit 21.1
LIST OF SUBSIDIARIES OF THE COMPANY
1.	Agri-Empresa Transportation, Inc. (TX)

2.	Agri-Empresa, Inc. (TX)

3.	Boyd’s Bit Service, Inc. (LA)

4.	Boyd’s Holdings, L.L.C. (DE)

5.	Boyd’s Rental Tools S. de R.L. de C.V. (Mexico)

6.	Boyd’s Rental Tools Servicios S. de R.L. de C.V. (Mexico)

7.	Coil Tubing Services, L.L.C. (LA)

8.	Dyna Drill Technologies, Inc. (TX)

9.	Dyna-Drill Technologies Canada L.P. (Canada)

10.	Dyna-Drill Technologies Canada Ltd. (Canada)

11.	Enertech Wireline Services, L.P. (TX)

12.	Grinding and Sizing Company, Inc. (TX)

13.	Integrity Industries, Inc. (TX)

14.	LSDI, L.P. (DE)

15.	Madden Systems, Inc. (TX)

16.	Mt. Pulaski Products, Inc. (DE)

17.	P.E.S. Management C.V. (Netherlands)

18.	PathFinder Saudi Arabia Limited (Saudi Arabia)

19.	PathFinder Energy Services B.V. (Netherlands)

20.	PathFinder Energy Services II B.V. (Netherlands)

21.	PathFinder Energy Services Canada Ltd. (Canada)

22.	PathFinder Energy Services Holding B.V. (Netherlands)

23.	PathFinder Energy Services Holdings, Inc. (DE)

24.	PathFinder Energy Services Limited (UK)

25.	PathFinder Energy Services, Inc. (LA)

26.	Perf-O-Log, Inc. (TX)

27.	STG Transportation, Inc. (TX)

28.	Superior Lonestar LP, L.L.C. (DE)

29.	Superior Packaging & Distribution, L.P. (DE)

30.	Thomas Energy Services, Inc. (LA)

31.	U. S. Clay, L.P. (TX)

32.	W-H Acquisitions, L.L.C. (DE)

33.	W-H Energy Holdings, Inc. (DE)

34.	W-H Energy Holdings II, Inc. (DE)

35.	W-H Energy Rocky Mountains, Inc. (DE)

36.	W-H Energy Services, L.P. (DE)